SCHEDULE 14A

                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement          [_]  Soliciting Material Under Rule
[_]  Confidential, For Use of the              14a-12
     Commission Only (as permitted
     by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials




                          Norfolk Southern Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)   Title of each class of securities to which transaction applies:

________________________________________________________________________________
2)   Aggregate number of securities to which transaction applies:

________________________________________________________________________________

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

________________________________________________________________________________
4)   Proposed maximum aggregate value of transaction:

________________________________________________________________________________
5)   Total fee paid:

________________________________________________________________________________
[_]  Fee paid previously with preliminary materials:

________________________________________________________________________________
[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     1)   Amount previously paid:

________________________________________________________________________________
     2)   Form, Schedule or Registration Statement No.:

________________________________________________________________________________
     3)   Filing Party:

________________________________________________________________________________
     4)   Date Filed:

________________________________________________________________________________

[NORFOLK SOUTHERN LOGO]


--------------------------------------------------------------------------------


NOTICE AND PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS


NORFOLK SOUTHERN CORPORATION
THREE COMMERCIAL PLACE, NORFOLK, VIRGINIA 23510-2191

NOTICE OF ANNUAL MEETING
OF STOCKHOLDERS TO BE HELD
ON THURSDAY, MAY 8, 2003


--------------------------------------------------------------------------------


     The Annual Meeting of Stockholders of Norfolk Southern Corporation will be held at the Pan American Life Conference Center, 601 Poydras Street, New Orleans, Louisiana, Thursday, May 8, 2003, at 10:00 A.M., Central Daylight Time, for the following purposes:

     1. Election of three directors to the class whose term will expire in 2006.

     2. Ratification of the appointment of KPMG LLP, independent public accountants, as auditors.

     3. If properly presented at the meeting, consideration of a stockholder proposal concerning declassification of the Board of Directors.

     4. Transaction of such other business as properly may come before the meeting.


     Stockholders of record at the close of business on March 7, 2003, will be entitled to vote at the meeting.

                                       By order of the Board of Directors,
                                                DEZORA M. MARTIN,
                                              Corporate Secretary.

     Dated: March 17, 2003

IF YOU DO NOT EXPECT TO ATTEND THE MEETING, YOU ARE URGED TO MARK, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ACCOMPANYING ENVELOPE--OR TO VOTE BY TELEPHONE OR INTERNET, AS MORE PARTICULARLY DESCRIBED ON THE ENCLOSED PROXY MATERIALS.

                          Norfolk Southern Corporation
                             Three Commercial Place
                          Norfolk, Virginia 23510-2191

                                                                  March 17, 2003

                                 PROXY STATEMENT

     On March 17, 2003, we expect to begin mailing to you and other stockholders the proxy card, this proxy statement, and the Corporation's Annual Report and its Form 10-K Report (the Annual Report and Form 10-K Report together, hereinafter, "annual report") for 2002, which contains important financial and narrative information. This Proxy Statement and the accompanying proxy card relate to the Board of Directors' solicitation of your proxy for use at the Annual Meeting of Stockholders to be held May 8, 2003 ("2003 Annual Meeting"). Only stockholders of record on March 7, 2003, are entitled to vote at the 2003 Annual Meeting. As of January 31, 2003, the Corporation had issued and outstanding 410,211,683 shares of Common Stock, of which 389,042,558 shares were entitled to one vote per share.

     AS A CONVENIENCE TO YOU, YOU MAY VOTE BY TELEPHONE OR INTERNET. THE ENCLOSED PROXY CARD DESCRIBES HOW TO USE THESE SERVICES. OR, YOU MAY CONTINUE TO VOTE BY MAIL; IF YOU PROPERLY MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND TIMELY RETURN IT TO THE BANK OF NEW YORK, THE SHARES REPRESENTED BY THAT PROXY CARD WILL BE VOTED IN ACCORDANCE WITH ITS TERMS.

     ANY STOCKHOLDER OF RECORD MAY REVOKE A SIGNED AND RETURNED PROXY CARD (OR A PROXY GIVEN BY TELEPHONE OR INTERNET) AT ANY TIME BEFORE THE PROXY IS VOTED
     BY: (A) GIVING PRIOR NOTICE OF REVOCATION IN ANY MANNER TO THE CORPORATION;
     (B) DELIVERING A SUBSEQUENT PROXY BY ANY MEANS; OR (C) ATTENDING THE 2003 ANNUAL MEETING AND VOTING IN PERSON.

     If shares are held for you in street name as the beneficial owner through a broker, bank or other nominee, you may vote your shares by submitting voting instructions to your broker or nominee. Please refer to the voting instruction card included with these materials by your broker or nominee.

     If shares are credited to your account in the Norfolk Southern Corporation Thoroughbred Retirement Investment Plan or the Thrift and Investment Plan, your proxy card serves as a voting instruction for the trustee of each Plan, Vanguard Fiduciary Trust Company. If you do not return your proxy card by May 2, 2003, the trustee will vote your shares for each item on the proxy card in the same proportion as the shares that are voted for that item by the other participants in the respective Plan.

     The cost of soliciting these proxies will be paid by the Corporation, including the reimbursement, upon request, of brokerage firms, banks and other institutions, nominees and trustees for the reasonable expenses they incur to forward proxy materials to beneficial owners. Officers and other regular employees of the Corporation may solicit proxies by telephone, telegram, facsimile, electronic mail or personal interview; they receive no additional compensation for doing so. The Corporation has retained Innisfree M&A Incorporated to assist in the solicitation of proxies at an approximate cost of $12,500 plus reasonable out-of-pocket expenses.

     In accordance with Rule 14a-3(e)(1) promulgated by the Securities and Exchange Commission ("SEC"), multiple beneficial stockholders sharing an address may receive a single annual report and proxy statement, unless the intermediary or the Corporation has received contrary instructions from one or more of the stockholders. Upon oral or written request, the Corporation will promptly deliver a separate copy of the annual report or proxy statement to a stockholder at a shared address to which a single copy of the document was delivered. If you would like a separate copy of this Proxy Statement or the annual report for 2002, or if you wish to receive a separate annual report or proxy statement in the future, you may contact: Dezora M. Martin, Corporate Secretary, Norfolk Southern Corporation, Three Commercial Place, 13th Floor, Norfolk, Virginia 23510 (telephone 757-629-2680).

     The Corporation does not currently plan to deliver a single annual report or proxy statement to multiple record stockholders sharing an address. However, if that procedure were to be used in the future for stockholders of record at a shared address, you would use the above contact to request delivery of a single document.


                                 CONFIDENTIALITY

     We have put policies in place to safeguard the confidentiality of proxies and ballots. The Bank of New York, New York, N.Y., which has been retained at an estimated cost of $20,500 to tabulate all proxies and ballots cast at the 2003 Annual Meeting, is bound contractually to maintain the confidentiality of the voting process. In addition, each Inspector of Election will have taken the oath required by Virginia law to execute duties faithfully and impartially.

     Members of the Board of Directors and employees of the Corporation do not have access to proxies or ballots and therefore do not know how individual stockholders vote on any matter. However, when a stockholder writes a question or comment on a proxy card or ballot, or when there is need to determine the validity of a proxy or ballot, Management and/or its representatives may be involved in providing the answer to the question or in determining such validity.

                 BUSINESS TO BE CONDUCTED AT THE ANNUAL MEETING
                         FOR WHICH YOUR PROXY IS SOUGHT


1.   ELECTION OF DIRECTORS

     At the 2003 Annual Meeting, the terms of two directors will expire: those of David R. Goode and Harold W. Pote. Effective November 29, 2002, Carroll A. Campbell, Jr., a director whose term would have expired at the 2003 Annual Meeting, retired from the Board of Directors. At its meeting held on November 26, 2002, the Board of Directors amended the Bylaws of the Corporation effective December 1, 2002, to decrease the number of directors from 10 to 9. In order to comply with the requirements of Virginia law, Steven F. Leer, elected in 2002 for a term expiring in 2005, will resign from the class of directors whose terms will expire in 2005, effective upon completion of the election of directors at the Annual Meeting, and has been nominated as director for a new three-year term expiring in 2006; this will result in each class containing as nearly as possible one third of the total number of directors, as required by Virginia law.

     UNLESS YOU INSTRUCT OTHERWISE WHEN YOU GIVE US YOUR PROXY, IT WILL BE VOTED IN FAVOR OF THE ELECTION OF MESSRS. GOODE, LEER AND POTE AS DIRECTORS FOR THREE-YEAR TERMS THAT EXPIRE IN 2006.

     If any nominee becomes unable to serve--something we have no reason to believe will occur--your proxy will be voted for a substitute nominee to be designated by the Board of Directors, or the Board of Directors will reduce the number of directors.

     So that you have information concerning the independence of the process by which nominees and directors whose terms will continue after the 2003 Annual Meeting were selected, we confirm, as required by the SEC, that (1) there are no family relationships among any of the nominees or directors or among any of the nominees or directors and any officer and (2) there is no arrangement or understanding between any nominee or director and any other person pursuant to which the nominee or director was selected.

     VOTE REQUIRED TO ELECT A DIRECTOR:Under Virginia law and under the Corporation's Restated Articles of Incorporation, directors are elected at a meeting, so long as a quorum for the meeting exists, by a plurality of the votes cast by the shares entitled to vote in the election. Abstentions or shares that are not voted, such as those held by a broker or other nominee who does not vote in person or by proxy, are not "cast" for this purpose.

NOMINEES--FOR TERMS EXPIRING IN 2006

--------------------------------------------------------------------------------
                              Mr. Goode,  62, Norfolk,  Va., has been a director
                              since 1992.  He has been  Chairman,  President and
                              Chief Executive  Officer of the Corporation  since
                              1992.  He is also a director  of Norfolk  Southern
                              Railway  Company,  Caterpillar,  Inc.,  Delta  Air
        [PHOTO OMITTED]       Lines, Inc., Georgia-Pacific Corporation and Texas
                              Instruments Incorporated.
        David R. Goode

--------------------------------------------------------------------------------
                              Mr. Leer, 50, St. Louis,  Mo., has been a director
                              since  1999.  He  has  been  President  and  Chief
                              Executive  Officer of Arch Coal,  Inc.,  a company
                              engaged  in coal  mining and  related  businesses,
        [PHOTO OMITTED]       since  1992.  He is also a director  of Arch Coal,
                              Inc. and Natural Resource Partners, LLC.
        Steven F. Leer

--------------------------------------------------------------------------------
                              Mr. Pote, 56, New York,  N.Y., has been a director
                              since 1988.  He has been  Regional  Banking  Group
                              Executive  of J.  P.  Morgan  Chase  &  Co.  since
                              January  2001,  having  previously  been  Managing
                              Director for The Chase  Manhattan  Bank, and prior
        [PHOTO OMITTED]       thereto a partner of The Beacon  Group,  a private
                              investment partnership.
        Harold W. Pote


CONTINUING DIRECTORS--THOSE WHOSE TERMS EXPIRE IN 2004

--------------------------------------------------------------------------------
                              Mr. Correll, 61, Atlanta, Ga., has been a director
                              since 2000. He has been Chairman,  Chief Executive
                              Officer   and    President   of    Georgia-Pacific
                              Corporation,  a  manufacturer  and  distributor of
                              building  products,  pulp and paper  products  and
                              chemicals,  since  1993.  He is also a director of
                              SunTrust  Banks,  Inc.,  SunTrust  Bank,  Atlanta,
       [PHOTO OMITTED]        SunTrust   Banks  of  Georgia,   Inc.  and  Mirant
                              Company.
       Alston D. Correll

--------------------------------------------------------------------------------

CONTINUING DIRECTORS--THOSE WHOSE TERMS EXPIRE IN 2004

                              Mr. Hilliard, 63, New York, N.Y., has been a director since 1992. He has been a partner in Brown Brothers Harriman & Co., a private bank in New York City, since 1979. He is also a director of Owens-Corning Corporation and Western World Insurance Company.

                              (See information under the "Certain  Relationships
        [PHOTO OMITTED]       and Related Transactions" caption on page 19.)

        Landon Hilliard

--------------------------------------------------------------------------------
                              Ms. O'Brien,  49, St. Mary's City, Md., has been a
                              director since 1994. She has been President of St.
                              Mary's  College of  Maryland  since  1996,  having
        [PHOTO OMITTED]       served  prior  thereto  as  President  of  Hollins
                              College, Roanoke, Va.
     Jane Margaret O'Brien


CONTINUING DIRECTORS--THOSE WHOSE TERMS EXPIRE IN 2005

--------------------------------------------------------------------------------
                              Mr. Baliles, 62, Richmond, Va., has been a director since 1990. He has been a partner since 1990 in the law firm of Hunton & Williams, a business law firm with offices in several major U.
                              S. cities and international offices in Brussels, Belgium; Bangkok, Thailand; London, England; and Hong Kong, China.

                              (See information under the "Certain  Relationships
       [PHOTO OMITTED]        and Related Transactions" caption on page 19.)

       Gerald L. Baliles

--------------------------------------------------------------------------------
                              Mr.  Carter,  63,  Alexandria,  Va.,  has  been  a
                              director   since  1992.  He  has  been   Executive
                              Director  and  Chief  Executive   Officer  of  the
                              Association   for   Supervision   and   Curriculum
                              Development  since March 2000,  and prior  thereto
        [PHOTO OMITTED]       was Executive Director of that organization, which
                              is  among  the   world's   largest   international
                              education associations.
        Gene R. Carter

--------------------------------------------------------------------------------

CONTINUING DIRECTORS--THOSE WHOSE TERMS EXPIRE IN 2005

                              Admiral  Reason,  62,  Norfolk,  Va.,  has  been a
                              director  since  January  22,  2002.  He has  been
                              President  and Chief  Operating  Officer  of Metro
                              Machine Corporation, an employee-owned ship repair
                              company,  since 2000,  having previously served as
                              Vice    President-Ship    Systems    for    Syntek
                              Technologies,  Inc.  from  1999 to  2000.  He is a
                              retired     four-star     Admiral    and    former
                              Commander-in-Chief of the U.S. Atlantic Fleet from
        [PHOTO OMITTED]       1996 to  1999.  He is also a  director  of  AMGEN,
                              Inc., and Wal-Mart Stores, Inc.
        J. Paul Reason

--------------------------------------------------------------------------------


2.   RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     At a meeting held on January 27, 2003, the Audit Committee of the Board of Directors appointed the firm of KPMG LLP, independent public accountants
("KPMG"), to audit the books, records and accounts of the Corporation for the fiscal year ending December 31, 2003. This firm has acted as auditors for the Corporation (and for one of its predecessor companies, Norfolk and Western Railway Company) since 1969. The Audit Committee recommends, and the Board of Directors concurs, that the firm's appointment be ratified by the stockholders, even though such stockholder ratification is not legally required.

     All services rendered by KPMG to the Corporation in 2002 were approved in advance or ratified by the Audit Committee. Beginning November 26, 2002, the Audit Committee requires that management obtain the prior approval of the Audit Committee for all audit and non-audit services to be provided by KPMG.

     For the fiscal year ended December 31, 2002, KPMG performed the following services for the Corporation:

     AUDIT FEES

     In fiscal 2002, KPMG performed audit services consisting of the annual audit of the consolidated financial statements of the Corporation and its subsidiaries and limited reviews of quarterly financial statements and billed the Corporation an aggregate amount of $1,251,525 in connection therewith.

     FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

     KPMG did not perform nor bill the Corporation for services relating to financial information systems design and implementation during fiscal 2002.

     ALL OTHER FEES

     KPMG also performed certain other services consisting principally of examination of internal control over financial reporting, employee benefit plan audits, audits of unconsolidated subsidiaries and affiliates, tax services consisting principally of general tax advice pertaining to customary business matters and assistance with IRS interest claims and state tax planning, accounting and financial reporting consultations and information security and technology project reviews, including security project and quality assurance reviews, enterprise intrusion detection, and security classification of corporate data. KPMG also performed various IT project reviews not related to information security, including a review of changes to the Shared Assets Area (Conrail) operating system. The aggregate fees billed by KPMG for services rendered to the Corporation, other than the services described under the caption "Audit Fees," were $2,602,155.

     Under disclosure rules not yet effective, the sum of KPMG's "Audit Fees," "Audit-Related Fees" and "Tax Fees" exceeds the remaining non-audit fees under "All Other Fees" for 2002.

     KPMG has represented to the Audit Committee that its fees are customary.

     The Audit Committee of the Board of Directors has considered and concluded that the provision of services other than audit services by KPMG is compatible with maintaining KPMG's independence.

     Representatives of KPMG are expected to be present at the 2003 Annual Meeting with the opportunity to make a statement if they so desire and available to respond to appropriate questions.

     The Board of Directors recommends that shareholders vote for the proposal to ratify the selection of KPMG as independent auditors for the fiscal year ending December 31, 2003.

     VOTE REQUIRED TO RATIFY APPOINTMENT:Under Virginia law and under the Corporation's Restated Articles of Incorporation, actions such as the ratification of the appointment of auditors are approved, so long as a quorum for the meeting exists, if the number of votes cast favoring the action exceeds the number of votes cast opposing the action. Abstentions or shares that are not voted, such as those held by a broker or other nominee who does not vote in person or by proxy, are not "cast" for this purpose.


3.   STOCKHOLDER PROPOSAL CONCERNING DECLASSIFICATION OF
     THE BOARD OF DIRECTORS

     Mr. Hugh L. Sawyer, Jr., whose mailing address is 492 Waldo Street, S.E., Atlanta, Georgia 30312, and who is beneficial owner of 639 shares of the Corporation's Common Stock, has submitted the following proposal, which we are including in the Proxy Statement for stockholder vote as required by Rule 14a-8 promulgated by the SEC. Mr. Sawyer also has provided a "Stockholders' Supporting Statement" which appears immediately after the text of the proposal. Your "Directors' Statement in Opposition" appears after Mr. Sawyer's Supporting Statement.

                                TEXT OF PROPOSAL
                                ----------------

RESOLVED:That the stockholders of Norfolk Southern ("the Company") urge the Board of Directors to take the necessary steps, in compliance with state law, to declassify the Board for the purpose of director elections. The Board's declassification shall be completed in a manner that does not affect the unexpired terms of directors previously elected.

                       STOCKHOLDER'S SUPPORTING STATEMENT
                       ----------------------------------

The Company's Board is divided into three classes of directors serving staggered three-year terms. This means an individual director faces election only once every three years, and shareholders only vote on roughly a third of the Board each year.

Companies often defend classified boards by suggesting that they preserve continuity. I believe continuity is ensured through director re-elections. When directors are performing well they routinely are re-elected with majorities of shares voted.

I believe that annual elections can pave the way for improved board sensitivity to important shareholder issues. In particular, it can help speed the diversification of the Company's Board and introduce new perspectives. In addition, a declassified board allows the company to respond quickly to changes (such as the recent corporate malfeasance scandals and developments in the economy) by giving the board the ability to nominate candidates that are more qualified each year. I believe a declassified board can help give the Company the flexibility it needs as it moves into the future.

     According to a California Public Employees Retirement System (CalPERS) official:

         by classifying itself, a board insulates its members from immediate challenge from shareholders. Insularity may have made sense in the past, but now we believe that insularity works primarily to hamper accountability.(1)

     The evidence shows that shareholders are dissatisfied with classified boards.(2) At the Sysco's, Kroger's and Airborne's 2002 annual meetings, 59.4%(3), 67% and 84%, respectively, voted FOR declassification.

In May 2001, at the Alaska Air annual meeting, 70% of shares cast voted FOR declassification of its Board. In 2000, majorities of shares cast voted FOR declassification of boards at many companies, including:

     Baxter International (60.4%);
     Eastman Chemical (70%);
     Eastman Kodak (60.7%);
     Lonestar Steakhouse & Saloon, Inc. (79%);
     Silicon Graphics (81.1%);
     United Health Group (75.7%);
     Kmart4 (68.5%);
     Weyerhaeuser (58%); and
     Kroger (63.5%)

Shareholders at many companies are voting to declassify their board of director elections. In 2001, the Investor Responsibility Research Center reports that shareholder proposals to declassify boards received on average 52.6% of shares cast for the proposal.(5)

By adopting annual elections, the Company can demonstrate its commitment to fuller accountability to shareholders, accountability that honors shareholder prerogatives.

We urge shareholders to vote YES for this proposal.

----------

(1)  "Gateway    Under    Fire    From    CalPERS,"    by    Gretchen     Hyman.
     siliconvalley.internet.com/news /article.php/1003321

(2) All percentages cited derived from respective companies' 10-Q's filed directly after the referenced annual meeting. Available from the SEC's website.

(3)  As reported at the Annual meeting. 10-Q not yet available.

(4) Kmart's proposal was binding, receiving 68.6% of ballots cast, 45.78% of shares outstanding. Kmart's by-laws require support of 58% of shares outstanding.

(5) AVERAGE VOTING RESULTS ON SIGNIFICANT CORPORATE GOVERNANCE PROPOSALS. IRRC. 2001.

                       DIRECTORS' STATEMENT IN OPPOSITION
                       ----------------------------------

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE AGAINST THE PROPOSAL FOR THE FOLLOWING REASONS:

     The Board of Directors believes that the proposal set forth above is not in the best interests of the Corporation and its stockholders. With a classified Board, the directors of the Corporation serve three-year staggered terms; this ensures that a majority of directors on the Board at all times have experience as directors of the Corporation. This continuity provides the Board with knowledge of the Corporation's business, its long-term strategy and the complex business and regulatory environment in which the Corporation operates. Research from the Investor Responsibility Research Center (IRRC) indicates that approximately 63% of S&P 500 companies had classified boards in 2001 and that this percentage essentially has remained constant since 1994.

     The Board of Directors believes that the current Board structure strikes an appropriate balance between providing sufficient continuity in the Board's composition and ensuring that directors are accountable to the stockholders of the Corporation. A classified board allows directors to have a long-term focus in the management of the business of the Corporation, which results in stability of leadership and policy. This makes it less likely that a single individual or special interest group can promote its own agenda, such as labor-management or operational disputes, to the detriment of the Corporation and its stockholders. In short, a classified Board ensures responsible, knowledgeable representation of the interests of the Corporation's stockholders while allowing the Board to focus on maximizing long-term stockholder value.

     A classified board structure also enhances the Board's ability to negotiate the best results for the stockholders in a takeover situation. Potential acquirors would be encouraged to negotiate with the Board since it could take more than one annual meeting to effect a change in control of the Board. Therefore, this structure can provide the Board additional time and resulting leverage necessary to negotiate on behalf of stockholders, to evaluate the adequacy and fairness of any takeover proposal and to consider alternative methods of maximizing stockholder value.

     The Board of Directors does not believe that the benefits of the current classified board are achieved at the cost of failure of accountability to stockholders. As long as stockholders comply with the advance notice provisions contained in the Bylaws, the stockholders of the Corporation always retain the ability to remove directors, even without cause, or to nominate and elect alternative nominees to the class elected in any given year. As a result, the stockholders have a significant opportunity to express their views regarding the Board's performance and to influence the composition of the Board. In addition, all directors are required by law to uphold their fiduciary responsibility to the Corporation's stockholders regardless of their term of office.

     Approval of this proposal, which is framed as a recommendation to the Board, would not automatically eliminate the classified board. Under Virginia law and under the Corporation's Articles of Incorporation, in order to eliminate the classified Board, the Board would need to approve and submit to stockholders an amendment to the Corporation's Articles of Incorporation. The stockholders who hold a majority of the Corporation's outstanding shares would then have to approve such an amendment.

     FOR THE REASONS SET FORTH ABOVE, THE BOARD OF DIRECTORS UNANIMOUSLY BELIEVES IT IS IN THE BEST INTERESTS OF THE CORPORATION AND ITS STOCKHOLDERS TO REJECT THE PROPOSAL AND RECOMMENDS A VOTE AGAINST THE PROPOSAL.

     VOTE REQUIRED TO APPROVE A STOCKHOLDER PROPOSAL:Under Virginia law and under the Corporation's Restated Articles of Incorporation, stockholder proposals are approved, so long as a quorum for the meeting exists, if the number of votes cast favoring the action exceed the number of votes cast opposing the action. Abstentions or shares that are not voted, such as those held by a broker or other nominee who does not vote in person or by proxy, are not "cast" for this purpose.


4.   OTHER MATTERS

     The Board of Directors does not know of any matters to be presented at the 2003 Annual Meeting other than as noted in this paragraph and elsewhere in this Proxy Statement. If any proposal properly is brought before the 2003 Annual Meeting for a vote, the holders of proxies solicited hereby intend to exercise their discretionary authority to vote against it or them. If any other matters properly come before the meeting, the proxies received pursuant to this solicitation will be voted thereon in accordance with the judgment of the holders of such proxies.

                            SUPPLEMENTAL INFORMATION

     APPLICABLE RULES OF THE SEC REQUIRE THAT WE FURNISH YOU THE FOLLOWING INFORMATION RELATING TO THE OVERSIGHT AND MANAGEMENT OF YOUR CORPORATION AND TO CERTAIN MATTERS CONCERNING ITS BOARD OF DIRECTORS AND ITS EXECUTIVE OFFICERS.


                          BENEFICIAL OWNERSHIP OF STOCK

     Based solely upon information in the most recent Schedule 13G filings with the SEC, the following table sets forth information concerning the persons or groups known to the Corporation to be the beneficial owners of more than five percent of the Corporation's Common Stock, its only class of voting securities.

   TITLE           NAME AND ADDRESS           AMOUNT AND NATURE         PERCENT
 OF CLASS        OF BENEFICIAL OWNERS      OF BENEFICIAL OWNERSHIP     OF CLASS
 ---------     -----------------------     -----------------------     --------
Common         AXA Financial, Inc.*             49,609,465**            12.8**
Stock          1290 Avenue of Americas
               New York, NY 10104

----------
     *Filing jointly pursuant to a joint filing agreement are (a) AXA Financial, Inc., (b) four French mutual insurance companies as a group (AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Conseil Vie Assurance Mutuelle, and AXA Courtage Assurance Mutuelle), (c) AXA and (d) their subsidiaries (all filers collectively called "AXA Group").

     **AXA Financial, Inc. reported in its Schedule 13G filing that AXA Group beneficially owned 12.8% of the Corporation's Common Stock as of December 31, 2002, and that as of that date it had sole voting power with respect to 23,918,274 such shares and shared voting power with respect to 6,565,266 such shares.

     The following table sets forth as of February 3, 2003, the beneficial ownership of the Corporation's Common Stock for:

     (1) each director (including the Chief Executive Officer) and each nominee;

     (2) each of the other four most highly compensated officers, based on the sum of salary and incentive pay for 2002, from the group of officers designated by the Board of Directors as executive officers for purposes of Section 16 of the Securities Exchange Act of 1934 ("Executive Officers"); and

     (3)  all directors and Executive Officers of the Corporation as a group.

     Unless otherwise indicated by footnote to the data in the table, all such shares are held with sole voting and investment powers, and no director or Executive Officer beneficially owns any equity securities of the Corporation or its subsidiaries other than the Corporation's Common Stock. No one director or Executive Officer owns as much as 1% of the total outstanding shares of the Corporation's Common Stock. All directors and Executive Officers as a group own 2.6% of the total outstanding shares of the Corporation's Common Stock.

                            SHARES OF                                 SHARES OF
NAME                      COMMON STOCK       NAME                   COMMON STOCK
--------                  ------------       --------               ------------
Gerald L. Baliles             3,000(1)       Harold W. Pote             4,593(1)
Gene R. Carter                3,150(1)       J. Paul Reason             3,100(1)
Alston D. Correll             8,000(1)       L. I. Prillaman        1,000,264(3)
David R. Goode            3,637,473(2)       Stephen C. Tobias      1,008,087(4)
Landon Hilliard              11,000(1)       Henry C. Wolf          1,020,835(5)
Steven F. Leer                4,200(1)       James A. Hixon           424,992(6)
Jane Margaret O'Brien         3,000(1)

23 Directors and Executive Officers as a group (including the persons named above) 10,523,700(7)


----------
     (1) Includes a one-time grant of 3,000 shares to each non-employee director on January 1, 1994, or when that director was first elected to the Board thereafter. These grants are made pursuant to the Directors' Restricted Stock Plan; the director may vote these shares, but has no investment power over them until they are distributed (see information under the "Board of Directors" caption on page 14). Also includes 1,530 shares over which Mr. Pote and 1,200 shares over which Mr. Leer share voting and investment power with another individual.

     (2) Includes 12,324 shares credited to Mr. Goode's account in the Corporation's Thrift and Investment Plan; 126,089 shares held by the Corporation under share retention agreements pursuant to the Corporation's Long-Term Incentive Plan over which Mr. Goode possesses voting power but has no investment power until the shares are distributed; 3,135,000 shares subject to stock options granted pursuant to the Corporation's Long-Term Incentive Plan with respect to which Mr. Goode has the right to acquire beneficial ownership within 60 days; 122,520 restricted shares awarded to Mr. Goode pursuant to the Corporation's Long-Term Incentive Plan over which Mr. Goode possesses voting power but has no investment power until the restriction period lapses; and 942 shares over which Mr. Goode shares voting and investment power.

     (3) Includes 24,968 shares credited to Mr. Prillaman's account in the Corporation's Thrift and Investment Plan; 50,032 shares held by the Corporation under share retention agreements pursuant to the Corporation's Long-Term Incentive Plan over which Mr. Prillaman possesses voting power but has no investment power until the shares are distributed; 832,000 shares subject to stock options granted pursuant to the Corporation's Long-Term Incentive Plan with respect to which Mr. Prillaman has the right to acquire beneficial ownership within 60 days; and 30,000 restricted shares awarded to Mr. Prillaman pursuant to the Corporation's Long-Term Incentive Plan over which Mr. Prillaman possesses voting power but has no investment power until the restriction period lapses.

     (4) Includes 15,870 shares credited to Mr. Tobias' account in the Corporation's Thrift and Investment Plan; 44,899 shares held by the Corporation under share retention agreements pursuant to the Corporation's Long-Term Incentive Plan over which Mr. Tobias possesses voting power but has no investment power until the shares are distributed; 854,500 shares subject to stock options granted pursuant to the Corporation's Long-Term Incentive Plan with respect to which Mr. Tobias has the right to acquire beneficial ownership within 60 days; 30,000 restricted shares awarded to Mr. Tobias pursuant to the Corporation's Long-Term Incentive Plan over which Mr. Tobias possesses voting power but has no investment power until the restriction period lapses; and 10,326 shares over which Mr. Tobias shares voting and investment power.

     (5) Includes 12,068 shares credited to Mr. Wolf's account in the Corporation's Thrift and Investment Plan; 39,840 shares held by the Corporation under share retention agreements pursuant to the Corporation's Long-Term Incentive Plan over which Mr. Wolf possesses voting power but has no investment power until the shares are distributed; 877,000 shares subject to stock options granted pursuant to the Corporation's Long-Term Incentive Plan with respect to which Mr. Wolf has the right to acquire beneficial ownership within 60 days; and 30,000 restricted shares awarded to Mr. Wolf pursuant to the Corporation's Long-Term Incentive Plan over which Mr. Wolf possesses voting power but has no investment power until the restriction period lapses.

     (6) Includes 5,987 shares credited to Mr. Hixon's account in the Corporation's Thrift and Investment Plan; 12,585 shares held by the Corporation under share retention agreements pursuant to the Corporation's Long-Term Incentive Plan over which Mr. Hixon possesses voting power but has no investment power until the shares are distributed; 375,000 shares subject to stock options granted pursuant to the Corporation's Long-Term Incentive Plan with respect to which Mr. Hixon has the right to acquire beneficial ownership within 60 days; and 12,000 restricted shares awarded to Mr. Hixon pursuant to the Corporation's Long-Term Incentive Plan over which Mr. Hixon possesses voting power but has no investment power until the restriction period lapses.

     (7) Includes 139,866 shares credited to Executive Officers' individual accounts under the Corporation's Thrift and Investment Plan. Also includes:
358,639 shares held by the Corporation for such officers under share retention agreements pursuant to the Corporation's Long-Term Incentive Plan over which the officer possesses voting power but has no investment power until the shares are distributed; 9,114,450 shares subject to stock options granted to Executive Officers pursuant to the Corporation's Long-Term Incentive Plan with respect to which the optionee has the right to acquire beneficial ownership within 60 days; 344,520 restricted shares awarded to Executive Officers pursuant to the Corporation's Long-Term Incentive Plan over which they possess voting power but no investment power until the restriction period lapses; and 11,268 shares over which Executive Officers share voting and investment power. Also includes 8,307 shares in which Executive Officers disclaim beneficial ownership.

     The following table sets forth as of February 3, 2003, the number of Stock Units held by each non-management director under the Outside Directors' Deferred Stock Unit Program and NS Stock Units held by those non-management directors who have made elections under the Directors' Deferred Fee Plan to defer all or a portion of compensation into phantom units whose value is measured by the market value of shares of the Corporation's Common Stock (together, "Stock Units"). A more detailed discussion of director compensation can be found beginning on page
14. A Stock Unit represents the economic equivalent of a share of Common Stock and further aligns the directors' individual financial interests with the interests of the Corporation's stockholders since the value of the directors' holdings fluctuate with the price of the Corporation's Common Stock. Stock Units ultimately are settled in cash.


                                                                   TOTAL NUMBER
                               NUMBER             SHARES          OF STOCK UNITS
                              OF STOCK            COMMON           AND SHARES OF
NAME                          UNITS(1)           STOCK(2)           COMMON STOCK
------                        -------            -------          --------------
Gerald L. Baliles              25,012              3,000                28,012
Gene R. Carter                 25,276              3,150                28,426
Alston D. Correll              19,394              8,000                27,394
Landon Hilliard                24,189             11,000                35,189
Steven F. Leer                 22,810              4,200                27,010
Jane Margaret O'Brien          24,879              3,000                27,879
Harold W. Pote                 25,828              4,593                30,421
J. Paul Reason                  8,048              3,100                11,148

----------
     (1) Includes (a) the grant in each year beginning in 1996 through 2003 of Stock Units to each non-employee director and (b) the crediting, effective June 1, 1996, of Stock Units representing the actuarially determined present value of the retirement benefit that all non-employee directors serving on the date of the 1996 Annual Meeting of Stockholders agreed to forego. Stock Units are credited to a separate memorandum account maintained for each director and are administered in accordance with the Corporation's Outside Directors' Deferred Stock Unit Program (see information under the "Board of Directors" caption on page 14). Where applicable, also includes NS Stock Units credited to the accounts of directors who have elected under the Directors' Deferred Fee Plan to defer all or a portion of compensation into phantom units whose value is measured by the market value of shares of the Corporation's Common Stock, but which ultimately will be settled in cash, not in shares of Common Stock. NS Stock Units have been available as a hypothetical investment option since January 1, 2001.

     (2) Figures in this column are based on the Beneficial Ownership table, on page 11.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16 of the Securities Exchange Act of 1934 requires the Corporation's directors and Executive Officers and any persons beneficially owning more than 10 percent of a class of the Corporation's stock to file certain reports of beneficial ownership and changes in beneficial ownership (Forms 3, 4 and 5) with the SEC and the New York Stock Exchange. Based solely on its review of copies of Forms 3, 4 and 5 available to it, or written representations that no Forms 5 were required, the Corporation believes that all required Forms concerning 2002 beneficial ownership were filed on time by all directors and Executive Officers.


                               BOARD OF DIRECTORS

COMPOSITION AND ATTENDANCE

     On January 31, 2003, the Board of Directors of the Corporation consisted of nine members. The Board is divided into three classes; the members of each class are elected for a term of three years, and at the conclusion of this year's Annual Meeting each class should contain as nearly as possible an equal number of directors -- a requirement of the Corporation's Restated Articles of Incorporation. The Board met seven times in 2002. Each director attended not less than 75% of the aggregate number of meetings of the Board and meetings of all committees on which such director served.

     The Board of Directors has adopted Governance Guidelines for the Corporation which, among other matters, require that the non-management members of the Board (the "outside" directors) meet at least twice a year without members of management present. The Chair of the Executive and Governance Committee has been designated to preside at such meetings of the outside directors. Persons who wish to contact the outside directors of the Corporation can do so by contacting the Chair of the Executive and Governance Committee, c/o Corporate Secretary, Norfolk Southern Corporation, Three Commercial Place, Norfolk, Virginia 23510. Communications directed to the Chair will remain confidential. The Governance Guidelines are located on the Corporation's website at nscorp.com under "Investing in the Thoroughbred."

RETIREMENT POLICY

     Under the Corporation's Governance Guidelines, a director must retire effective the date of the annual meeting that next follows the date of that director's 72nd birthday; if a director's 72nd birthday coincides with the date of the annual meeting, that director retires effective that date.

COMPENSATION

     RETAINER AND FEES:In 2002, each member of the Board of Directors, other than Mr. Goode, received an annual retainer for services of $32,000 and a quarterly fee of $4,500 for each committee on which the director served, plus expenses in connection with attendance at such meetings. Because Mr. Goode is an officer of the Corporation, he receives no additional compensation for Board service.

     DIRECTORS' DEFERRED FEE PLAN:A director may elect to defer receipt of all or a portion of compensation. Amounts deferred are credited to a separate memorandum account maintained in the name of each participating director. Amounts deferred prior to January 1, 2001, earn a fixed rate of interest, which is credited to the account at the beginning of each quarter. In general, the interest rate is determined on the basis of the director's age at the time of the deferral: under age 45, 7%; age 45-54, 10%; age 55-60, 11%; and over age 60, 12 percent. The total amount so credited for amounts deferred prior to January 1, 2001, (including interest earned thereon) is distributed in ten annual installments beginning in the year following the year in which the participant ceases to be a director.

     Amounts deferred on or after January 1, 2001, are credited with variable earnings and/or losses based on the performance of hypothetical investment options selected by the director. The hypothetical investment options include NS Stock Units and various mutual funds as crediting indices. NS Stock Units are phantom units whose value is measured by the market value of shares of the Corporation's Common Stock, but the units ultimately will be settled in cash, not in shares of Common Stock. The total amount so credited for amounts deferred on or after January 1, 2001, is distributed in accordance with the director's elected distribution option in one lump sum or a stream of annual cash payments over 5, 10, or 15 years. During 2002, eight directors participated in this Plan, including C. A. Campbell, Jr., who retired from the Board of Directors effective November 29, 2002.

     The Corporation's commitment to accrue and pay interest and/or earnings on amounts deferred is facilitated by the purchase of corporate-owned life insurance on the lives of directors. If the Board of Directors determines at any time that changes in the law affect the Corporation's ability to recover the cost of providing the benefits payable under this Plan, the Board, in its discretion, may reduce the interest and/or earnings on deferrals to a rate not less than one half the rate otherwise provided for in the Plan.

     DIRECTORS' RESTRICTED STOCK PLAN:Each non-employee director serving on January 1, 1994, was awarded 3,000 restricted shares of the Corporation's Common Stock ("Restricted Stock"). Any person who is not and never has been an employee of the Corporation and who is first elected to the Board after January 1, 1994, also receives a grant of 3,000 shares of Restricted Stock upon election to the Board.

     Restricted Stock is registered in the name of the director, who has all rights of ownership (including the right to vote the shares and receive dividends); however, Restricted Stock may not be sold, pledged or otherwise encumbered during a restriction period which (a) begins when the Restricted Stock is granted and (b) ends on the earlier of (i) the date the director dies or (ii) six months after the director becomes disabled or retires.

     OUTSIDE DIRECTORS' DEFERRED STOCK UNIT PROGRAM:Each non-employee director was granted 4,000 Stock Units effective February 3, 2003. It is anticipated that, from time to time, non-employee directors may be granted additional Stock Units in an amount sufficient to assure that their total annual compensation for services is competitive.

     Stock Units in each director's memorandum account are credited with dividends as paid on the Corporation's Common Stock, and the amount credited is converted into additional Stock Units, including fractions thereof, based on the mean of the high and low trading prices of the Corporation's Common Stock on the dividend payment date.

     Upon leaving the Board for any reason, a director will receive in cash (either in a lump sum or in ten annual installments, in accordance with an election made by each director) an amount determined with respect to the mean of the high and low trading prices of the Corporation's Common Stock. The amount of a lump-sum payment is determined on the basis of the mean of the high and low trading prices of the Corporation's Common Stock on the last business day of the month following the director's cessation of service. The amount of installment payments is determined annually with respect to the mean of the high and low trading prices on the third business day following the first public announcement of earnings for the preceding year. During the ten-year period over which installments are paid, Stock Units in the memorandum account at any time that have not been paid in cash will be credited with dividends as paid on the Corporation's Common Stock.

     DIRECTORS' CHARITABLE AWARD PROGRAM:Each director serving on February 1, 1996, could nominate one or more tax-exempt institutions to receive up to a total of $500,000 (payable in five equal annual installments following the director's death); directors elected after February 1, 1996, are entitled to designate up to $100,000 per year of service until the $500,000 cap is reached. Another $500,000 will be paid to the Norfolk Southern Foundation in the director's name following the director's death.

     This Program supports, in part, the Corporation's long-standing commitment to contribute to educational, cultural and other appropriate charitable institutions and to encourage others to do the same. It is funded, and its costs are expected to be recovered, through corporate-owned life insurance on the directors.

     Because the Corporation makes the charitable contributions (and is entitled to the related deduction) and is the owner and the beneficiary of the life insurance policies, directors derive no direct financial benefit from this Program. Moreover, amounts the Foundation receives from insurance proceeds under this Program may reduce what the Corporation otherwise would contribute from general corporate resources to support the Foundation's activities.


COMMITTEES

     Each year, not later than at its Organization Meeting that usually follows the Annual Meeting of Stockholders, the Board of Directors appoints members of the Executive and Governance Committee, the Finance Committee, the

     Audit Committee, the Compensation and Nominating Committee, and the Performance-Based Compensation Committee.

     The EXECUTIVE AND GOVERNANCE COMMITTEE met four times in 2002; at year-end, its members were Landon Hilliard, Chair, Gerald L. Baliles, Alston D. Correll, Steven F. Leer and David R. Goode. Mr. Campbell was elected in May 2002 and served until his retirement on November 29, 2002. This Committee:

      o is empowered to exercise, to the extent permitted by Virginia law, all the authority of the Board of Directors when the Board is not in session, including the declaration of a quarterly dividend upon the Corporation's Common Stock at the rate of the quarterly dividend most recently declared by the Board; and

      o   monitors  corporate  governance  trends  and  practices  and may  make
          recommendations  to  the  Board  of  Directors   concerning  corporate
          governance issues.

All actions taken by the Committee are to be reported to the Board at its meeting next following such action and are subject to revision or alteration by the Board.

     The Executive and Governance Committee is governed by a written charter adopted by the Committee and approved by the Board of Directors on November 20, 2001.

     The FINANCE COMMITTEE met five times in 2002; at year-end, its members were Gerald L. Baliles, Chair, Alston D. Correll, Steven F. Leer and J. Paul Reason (elected in March 2002). Mr. Campbell served until his retirement on November 29, 2002. This Committee:

      o develops guidelines and oversees implementation of policies concerning the Corporation's capital structure and related costs;

      o makes recommendations to the Board of Directors concerning an annual investment policy for the assets of the Corporation's pension fund and the engagement of firms of investment managers to manage designated portions of such assets within the framework of the investment policy;

      o develops a process for reviewing the performance of the investment managers; and

      o receives and reviews the annual reports, financial statements and actuarial valuations of the pension plans and on a quarterly bases informs the Board of Directors about the material aspects of such reports, statements and valuations.

     The Finance Committee is governed by a written charter adopted by the Committee and approved by the Board of Directors on November 20, 2001.

     The AUDIT COMMITTEE met eight times in 2002; at year-end its members were Harold W. Pote, Chair, Gene R. Carter, Jane Margaret O'Brien and J. Paul Reason. Mr. Campbell served until May 2002. The Board of Directors has determined that all members of the Audit Committee are independent, as defined by the applicable rules of the New York Stock Exchange. This Committee:

      o   serves as an  independent  and  objective  monitor of the accuracy and
          integrity  of  the  Corporation's   financial  statements,   financial
          reporting process and internal control systems;

      o   appraises  the  efforts  and   effectiveness   of  the   Corporation's
          independent   public   accountants  and  Internal  Audit   Department,
          including their independence and professionalism;

      o facilitates communication among the Board, the independent public accountants, the Corporation's financial and senior management, and its Internal Audit Department;

      o has sole authority to engage the independent public accountants (subject to shareholder ratification), based on an assessment of their qualifications and independence, and pre-approves all fees associated with their engagement;

      o supervises the Corporation's compliance with applicable legal and regulatory requirements; and

      o prepares the "Audit Committee Report" that Securities and Exchange Commission rules require be included in the Corporation's annual proxy statement.

     The Audit Committee is governed by a written charter adopted by the Committee and last approved by the Board of Directors on January 28, 2003, following the Committee's last review and reassessment of the adequacy of the Charter on January 27, 2003. A copy of the Charter of the Audit Committee is attached to this Proxy Statement as Appendix A.


                             AUDIT COMMITTEE REPORT

     The Audit Committee of the Board of Directors ("Committee") has reviewed and discussed with management the Corporation's audited financial statements for the fiscal year ended December 31, 2002.

     The Committee has discussed with KPMG LLP, the independent auditors for the Corporation, the matters required to be discussed by Statement on Auditing Standards 61, "Communications with Audit Committees," as amended.

     The Committee also has received and reviewed the written independence affirmation letter and disclosures from KPMG LLP and has discussed with KPMG LLP their independence.

     Based on the review and discussions referred to above, the Committee recommended to the Board of Directors that the financial statements referred to above be included in the Corporation's Annual Report for the year ended December 31, 2002, on Form 10-K filed with the Securities and Exchange Commission.

                                       Harold W. Pote, CHAIR
                                       Gene R. Carter, MEMBER
                                       Jane Margaret O'Brien, MEMBER
                                       J. Paul Reason, MEMBER

     The COMPENSATION AND NOMINATING COMMITTEE met six times in 2002; at year-end, its members were Gene R. Carter, Chair, Landon Hilliard, Jane Margaret O'Brien and Harold W. Pote. This Committee:

      o considers and makes recommendations to the Board of Directors concerning the Corporation's executive compensation program, including recommended compensation for directors and annual salaries for those officers whose salaries are fixed by the Board of Directors;

      o considers and makes recommendations to the Board of Directors concerning the adoption and administration of any management incentive bonus plan, deferred compensation plan or other similar plan of the Corporation, including personnel eligible to participate and the method of calculating bonuses or deferred compensation amounts under any such plan;

      o recommends to the Board of Directors qualified individuals to be nominated either as additional members of the Board of Directors or to fill any vacancy occurring in the Board of Directors; and

      o recommends to the Board of Directors qualified individuals to be elected by the Board of Directors as officers of the Corporation.

     The Compensation and Nominating Committee is governed by a written charter adopted by the Committee and approved by the Board of Directors on November 20, 2001.

     The Committee will consider nominees recommended by stockholders for election to the Board. Such recommendations must be in writing addressed to the Corporate Secretary, Norfolk Southern Corporation, Three Commercial Place, Norfolk, Virginia 23510-9219, and shall include sufficient background material to enable the Committee to consider fully the qualifications of the individual and any potential conflict of interest or legal restrictions concerning the person's service in the proposed capacity.

     STOCKHOLDERS WISHING TO NOMINATE AN INDIVIDUAL FOR ELECTION AS A DIRECTOR AT AN ANNUAL MEETING MUST COMPLY WITH SPECIFIC BYLAW PROVISIONS, DETAILS OF WHICH ARE AVAILABLE ON REQUEST FROM THE CORPORATE SECRETARY.

     The PERFORMANCE-BASED COMPENSATION COMMITTEE met two times in 2002; at year-end, its members were Gene R. Carter, Chair, Jane Margaret O'Brien and Harold W. Pote. This Committee:

      o makes awards and takes other actions under the Long-Term Incentive Plan of Norfolk Southern Corporation and Participating Subsidiaries; and

      o makes any other compensation decisions for which it is desirable to achieve the protections afforded by Section 162(m) of the Internal Revenue Code or by other laws or regulations that may be or become relevant in this area and in which only "disinterested" directors may participate.

     The Performance-Based Compensation Committee is governed by a written charter adopted by the Committee and approved by the Board of Directors on November 20, 2001.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In 2002, the Corporation paid the law firm of Hunton & Williams, in which Mr. Baliles is a partner, for legal services. These fees were less than 1% of the gross revenues of Hunton & Williams for 2002.

     The Corporation maintains various banking relationships with Brown Brothers Harriman & Co. ("Brown Brothers"), in which Mr. Hilliard is a partner, on bases that are consistent with normal financial and banking practices. All transactions are entered into in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions with other banks. Brown Brothers was paid fees for managing a portion of the assets of the Corporation's pension fund and fees for brokerage and custodial services rendered to the Norfolk Southern Foundation in 2002. The total fees paid by the Corporation to Brown Brothers in 2002 were less than 1% of the gross revenues of Brown Brothers for fiscal year 2002.

          COMPENSATION COMMITTEES INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation and Nominating Committee during 2002 were Mr. Carter, Chair, Mr. Hilliard, Ms. O'Brien and Mr. Pote. The members of the Performance-Based Compensation Committee during 2002 were Mr. Carter, Chair, Ms. O'Brien and Mr. Pote. Other than Mr. Hilliard's relationship with Brown Brothers (about which information is provided under the preceding caption), there were no reportable business relationships between the Corporation and such individuals.


                             EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table sets forth the cash compensation paid, as well as certain other compensation accrued or paid, to the Chief Executive Officer and to each of the other four most highly compensated Executive Officers of the Corporation in 2002 (together, the "Named Executive Officers"), for service in all capacities to the Corporation and its subsidiaries by the Named Executive Officers in the fiscal years ending December 31, 2002, 2001 and 2000.


                           SUMMARY COMPENSATION TABLE

                                                                                       LONG-TERM
                                                 ANNUAL COMPENSATION                 COMPENSATION
                                       -------------------------------------      ---------------------
                                                                                   AWARDS       PAYOUTS
                                                                                  ---------   ---------
                                                                   OTHER         SECURITIES
                                                                  ANNUAL         UNDERLYING      LTIP        ALL OTHER
  NAME AND PRINCIPAL                   SALARY(1)    BONUS(1)  COMPENSATION(2)    OPTIONS(3)   PAYOUTS(4)  COMPENSATION(5)
       POSITION                YEAR       ($)         ($)           ($)             (#)          ($)            ($)
   ----------------            ----    --------     -------   --------------      ---------   ---------   --------------
David R. Goode                 2002     970,833     883,944       932,322(7)      650,000     1,690,170       47,030
   Chairman, President and     2001     950,000     959,025       526,034(7)      525,000       426,410       49,545
   Chief Executive Officer     2000     950,000     410,400(6)    530,535(7)      525,000       167,130       62,343
L. I. Prillaman                2002     481,250     292,119       287,313         200,000       267,293       28,027
   Vice Chairman and Chief     2001     406,250     273,406        66,163         150,000       106,603       17,413
   Marketing Officer           2000     375,000     108,000        86,799         150,000        55,710       21,824
Stephen C. Tobias              2002     545,833     331,321       376,761         200,000       267,293       32,135
   Vice Chairman and Chief     2001     510,417     343,510       150,400         150,000       106,603       28,049
   Operating Officer           2000     500,000     144,000       164,377         150,000        55,710       33,821
Henry C. Wolf                  2002     545,833     331,321       407,412         200,000       267,293       35,631
   Vice Chairman and Chief     2001     510,417     343,510       156,140         150,000       106,603       30,785
   Financial Officer           2000     500,000     144,000       176,612         150,000        55,710       37,804
James A. Hixon                 2002     292,500     150,930       154,205         100,000       133,646       16,205
   Senior Vice President-      2001     270,000     154,454        33,768          60,000        35,534       12,307
   Administration              2000     235,000      63,450        38,854          60,000        16,713       12,582

----------
     (1) Includes portion of any salary or bonus award elected to be received on a deferred basis.

     (2) Includes amounts reimbursed for the payment of taxes on personal benefits. Also includes the amount by which the interest accrued on salary and bonuses deferred under the Officers' Deferred Compensation

Plan  exceeds 120% of the  applicable  Federal  long-term  rate  provided  under
Section 1274(d) of the Code; for 2002, these amounts were: for Mr. Goode, $161,328; Mr. Prillaman, $25,031; Mr. Tobias, $114,599; Mr. Wolf, $130,296; and
Mr. Hixon, $3,767. Includes tax absorption payments in 2000 and 2001 for gains realized upon exercise of certain stock options. Includes awards paid in 2002 under the NS Stock Unit Plan: for Mr. Goode, $509,000; Mr. Prillaman, $244,320; Mr. Tobias, $244,320; Mr. Wolf, $244,320; and Mr. Hixon, $142,520.

     (3)  Options were granted without tandem SARs.

     (4) Represents the value of the "earn out" pursuant to the performance share feature of the Corporation's Long-Term Incentive Plan for periods ended December 31, 2002, 2001 and 2000 (for 2002, performance shares were earned for achievements in the three-year period 2000-2002; for 2001, for achievements in the three-year period 1999-2001; and for 2000, for achievements in the three-year period 1998-2000).

     (5) Includes for 2002 (i) contributions of $5,500 to the Corporation's 401(k) plan on behalf of each of the Named Executive Officers; and (ii) total premium payments (out-of-pocket cash cost) on "split dollar" life insurance policies: for Mr. Goode, $41,530; Mr. Prillaman, $22,527; Mr. Tobias, $26,635; Mr. Wolf, $30,131; and Mr. Hixon, $10,705.

     (6) Represents the value of 26,520 Restricted Shares awarded to Mr. Goode effective January 29, 2001, pursuant to the terms of the Corporation's Long-Term Incentive Plan, in lieu of the cash bonus Mr. Goode earned in 2000 pursuant to the Corporation's Executive Management Incentive Plan. These Restricted Shares vested immediately, however Mr. Goode will not have investment power over the shares during a 36-month Restriction Period ending on January 29, 2004. Dividends will be paid on the Restricted Shares during the Restriction Period. Other than this grant, there were no restricted stock holdings by the Named Executive Officers outstanding at the end of the last fiscal year.

     (7) Includes personal use, as directed by resolution of the Board of Directors, of the Corporation's aircraft valued at $143,456 for 2002; $164,683 for 2001; and $173,789 for 2000--calculated on the basis of the aggregate incremental cost of such use to the Corporation.

LONG-TERM INCENTIVE PLAN

     The Corporation's Long-Term Incentive Plan, as last approved by stockholders in 2001, provides for the award of Incentive Stock Options, Non-qualified Stock Options, Stock Appreciation Rights, Restricted Shares and Performance Share Units to directors, officers and other key employees of both the Corporation and certain of its subsidiaries. The Performance-Based Compensation Committee of the Board of Directors ("Committee") administers the Plan and has sole discretion, subject to certain limitations, to interpret the Plan; to select Plan participants; to determine the type, size, terms and conditions of awards under the Plan; to authorize the grant of such awards; and to adopt, amend and rescind rules relating to the Plan. Except for capital adjustments, the option price may not be decreased after the option is granted, nor may any outstanding option be modified or replaced through cancellation if the effect would be to reduce the price of the option, unless such repricing, modification or replacement is approved by the Corporation's stockholders.

     STOCK OPTIONS

     The following table sets forth certain information concerning the grant in 2002 of stock options under the Long-Term Incentive Plan to each Named Executive
Officer:


                     OPTION/SAR* GRANTS IN LAST FISCAL YEAR

                                                                                                   GRANT DATE
                                       INDIVIDUAL GRANTS                                              VALUE
--------------------------------------------------------------------------------------------      ------------
                        NUMBER OF
                       SECURITIES         % OF TOTAL
                       UNDERLYING           OPTIONS                                                   GRANT
                         OPTIONS          GRANTED TO          EXERCISE OR                         DATE PRESENT
                       GRANTED(1)        EMPLOYEES IN        BASE PRICE(2)        EXPIRATION        VALUE(3)
NAME                       (#)            FISCAL YEAR        ($ PER SHARE)           DATE              ($)
------                 -----------       ------------        -------------        ----------      ------------
D. R. Goode              650,000             8.80%               22.49            01/27/2012        7,696,000
L. I. Prillaman          200,000             2.71%               22.49            01/27/2012        2,368,000
S. C. Tobias             200,000             2.71%               22.49            01/27/2012        2,368,000
H. C. Wolf               200,000             2.71%               22.49            01/27/2012        2,368,000
J. A. Hixon              100,000             1.35%               22.49            01/27/2012        1,184,000

     *No SARs were granted in 2002.

----------
     (1) These options (of which the first 4,446 granted to each Named Executive Officer are Incentive Stock Options and the remainder are
Non-qualified Stock Options) were granted as of January 28, 2002, and are exercisable one year after the date of grant. Dividend equivalents are paid in cash on these options for five years in an amount equal to, and commensurate with, dividends paid on the Common Stock.

     (2) The exercise price (Fair Market Value on the date of grant) may be paid in cash or in shares of Common Stock (previously owned by the optionee for at least one year next preceding the date of exercise) valued at Fair Market Value on the date of exercise.

     (3) In accordance with regulations of the SEC, the present value of the option grant on the date of grant was determined using the Black-Scholes statistical model. The actual amount, if any, a Named Executive Officer may realize upon exercise depends on the stock price on the exercise date;
consequently, there is no assurance the amount realized by a Named Executive Officer will be at or near the monetary value determined by using this statistical model.

     In the case of Common Stock, the Black-Scholes model used the following measures and assumptions:

     (a) a stock volatility factor of 0.4228: volatility was determined by an independent compensation consultant using monthly data averaged over the 60-month period January 1, 1997, through December 31, 2001;

     (b) a dividend yield of 1.24%: yield was determined monthly and averaged over the 60-month period January 1, 1997, through December 31, 2001;

     (c) a 2001 risk-free rate of return of 5.40%: this represents the monthly average 10-year Treasury strip rate during 2001, the year prior to the issuance of these options; and

     (d) that the option will be exercised during its 10-year term.

     The foregoing produces a Black-Scholes factor of 0.5264 and a resulting present value of $11.84 for each share of Common Stock subject to the 2002 option grant; the factor and resulting present value have not been adjusted to reflect (i) that options cannot be exercised during the first year of their 10-year term or (ii) the payment of dividend equivalents on unexercised options.

     The following table sets forth certain information concerning the exercise of options by each Named Executive Officer during 2002 and the number of unexercised options held by each as of December 31, 2002:


               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                NUMBER OF SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                                                  UNEXERCISED OPTIONS/SARS AT         IN-THE-MONEY OPTIONS/SARS
                     SHARES                                 FY-END                           AT FY-END(1)
                   ACQUIRED ON       VALUE                    (#)                                ($)
                    EXERCISE       REALIZED     ------------------------------    ---------------------------------
NAME                   (#)            ($)       EXERCISABLE*     UNEXERCISABLE    EXERCISABLE(7)    UNEXERCISABLE(8)
----               -----------     --------     -----------      -------------    -------------     ---------------
D. R. Goode          120,0002       94,4042      2,175,000          650,000         3,726,187              --
L. I. Prillaman       15,0003       13,4503        552,000          200,000         1,064,625              --
S. C. Tobias          15,0004       14,7254        574,500          200,000         1,064,625              --
H. C. Wolf            15,0005       11,8005        597,000          200,000         1,064,625              --
J. A. Hixon            7,5006        7,3626        235,000          100,000           425,850              --

     *Reports, for each Named Executive Officer, the total number of unexercised options that have passed the first anniversary of their grant date.

----------
     (1) Equal to the mean ($19.755) of the high and low trading prices on the New York Stock Exchange-Composite Transactions of the Common Stock on December 31, 2002, less the exercise prices of in-the-money options, multiplied by the number of such options.

     (2) Mr. Goode surrendered 115,684 shares of stock already owned in full satisfaction of the exercise price of options on 120,000 shares.

     (3) Mr. Prillaman surrendered 14,389 shares of stock already owned in full satisfaction of the exercise price of options on 15,000 shares.

     (4) Mr. Tobias surrendered 14,333 shares of stock already owned in full satisfaction of the exercise price of options on 15,000 shares.

     (5) Mr. Wolf surrendered 14,461 shares of stock already owned in full satisfaction of the exercise price of options on 15,000 shares.

     (6) Mr. Hixon surrendered 7,167 shares of stock already owned in full satisfaction of the exercise price of options on 7,500 shares.

     (7) Because the market price of the Common Stock on December 31, 2002, ($19.755) was below the exercise price of options granted in 1999 and for all earlier years, they are "out-of-the-money" and have no reportable value. The numbers shown are for the options granted in 2000 and 2001, which are in-the-money.

     (8) Because the market price of the Common Stock on December 31, 2002, ($19.755) was below the exercise price of options granted in 2002, they are "out-of-the-money" and have no reportable value.

     PERFORMANCE SHARE UNITS ("PSUS")

     The following table sets forth certain information concerning the grant in 2002 of PSUs under the Corporation's Long-Term Incentive Plan to each Named Executive Officer. These PSU grants entitle a recipient to "earn out" or receive performance compensation at the end of a three-year performance cycle (2002-2004) based on the Corporation's performance during that three-year period. Under the 2002 award, corporate performance will be measured using three predetermined and equally weighted standards; that is, EACH of the following performance areas will serve as the basis for "earning out" up to ONE THIRD of the total number of PSUs granted: (1) three-year average return on average capital invested ("ROACI"), (2) three-year average NS operating ratio and (3) three-year total return to NS stockholders. A more detailed discussion of these performance criteria can be found in the Joint Committee Report Concerning the 2002 Compensation of Certain Executive Officers under the caption, "Long-Term Incentive Plan," beginning on page 29.


              LONG-TERM INCENTIVE PLAN--AWARDS IN LAST FISCAL YEAR
                            (PERFORMANCE SHARE UNITS)

                  NUMBER OF       PERFORMANCE    ESTIMATED FUTURE PAYOUTS UNDER
                   SHARES,         OR OTHER        NON-STOCK PRICE-BASED PLANS
                  UNITS OR       PERIOD UNTIL    -------------------------------
                OTHER RIGHTS(1)   MATURATION     THRESHOLD   TARGET(2)   MAXIMUM
NAME                 (#)           OR PAYOUT        (#)         (#)        (#)
------          --------------   ------------    ---------   --------    -------
D. R. Goode         125,000        01/01/02-         0         19,750    125,000
                                   12/31/04
L. I. Prillaman      40,000        01/01/02-         0          6,320     40,000
                                   12/31/04
S. C. Tobias         40,000        01/01/02-         0          6,320     40,000
                                   12/31/04
H. C. Wolf           40,000        01/01/02-         0          6,320     40,000
                                   12/31/04
J. A. Hixon          15,000        01/01/02-         0          2,370     15,000
                                   12/31/04

----------

     (1) "Earn outs" may be satisfied in cash or in shares of Common Stock (or in some combination of the two).

     (2) The Long-Term Incentive Plan does not provide a performance target for an "earn out" under this feature of the Plan; consequently, this column represents 15.8% of the maximum potential "earn out," which, in accordance with applicable rules of the SEC, is the percentage actually "earned out" under the Plan at the end of the performance cycle which ended on December 31, 2001.

PENSION PLANS

     The following table sets forth the estimated annual retirement benefits payable on a qualified joint-and-survivor-annuity basis in specified remuneration and years of creditable service classifications under the Corporation's qualified defined benefit pension plans, as well as nonqualified supplemental pension plans that provide benefits otherwise denied participants because of certain Internal Revenue Code limitations on qualified plan benefits. It is assumed, for purposes of the table, that an individual retired in 2002 at age 65 (normal retirement age) with the maximum allowable Railroad Retirement Act annuity. The benefits shown are in addition to amounts payable under the Railroad Retirement Act.


                               PENSION PLAN TABLE

                      ESTIMATED ANNUAL RETIREMENT BENEFITS
                         FOR YEARS OF SERVICE INDICATED

                                            YEARS OF CREDITABLE SERVICE
                ----------------------------------------------------------------
REMUNERATION     15         20         25         30          35          40
------------   -------    -------    -------   ---------   ---------   ---------
   $ 300,000  $ 47,954   $ 69,063   $ 90,173   $ 111,282   $ 132,392   $ 153,501
     400,000    70,454     99,063    127,673     156,282     184,892     213,501
     500,000    92,954    129,063    165,173     201,282     237,392     273,501
     600,000   115,454    159,063    202,673     246,282     289,892     333,501
     700,000   137,954    189,063    240,173     291,282     342,392     393,501
     800,000   160,454    219,063    277,673     336,282     394,892     453,501
     900,000   182,954    249,063    315,173     381,282     447,392     513,501
   1,000,000   205,454    279,063    352,673     426,282     499,892     573,501
   1,100,000   227,954    309,063    390,173     471,282     552,392     633,501
   1,200,000   250,454    339,063    427,673     516,282     604,892     693,501
   1,300,000   272,954    369,063    465,173     561,282     657,392     753,501
   1,400,000   295,454    399,063    502,673     606,282     735,000     813,501
   1,500,000   317,954    429,063    540,173     651,282     762,392     873,501
   1,600,000   340,454    459,063    577,673     696,282     814,892     933,501
   1,700,000   362,954    489,063    615,173     741,282     867,392     993,501
   1,800,000   385,454    519,063    652,673     786,282     919,892   1,053,501
   1,900,000   407,954    549,063    690,173     831,282     972,392   1,113,501
   2,000,000   430,454    579,063    727,673     876,282   1,024,892   1,173,501
   2,100,000   452,954    609,063    765,173     921,282   1,077,392   1,233,501
   2,200,000   475,454    639,063    802,673     966,282   1,129,892   1,293,501
   2,300,000   497,954    669,063    840,173   1,011,282   1,207,500   1,353,501

     Under the pension plans, covered compensation includes salary and bonus; each officer can expect to receive an annual retirement benefit equal to average annual compensation for the five most highly compensated years out of the last ten years of creditable service multiplied by the number that is equal to 1.5% times total years of creditable service, but not in excess of 60% of such average compensation, less an offset for the annual Railroad Retirement Act annuity.

     The respective five-year average compensation and approximate years of creditable service, as of January 1, 2003, for each Named Executive Officer were: Mr. Goode, $1,818,552 and 37 years; Mr. Prillaman, $659,325 and 33 years; Mr. Tobias, $830,029 and 33 years; Mr. Wolf, $830,029 and 30 years; and Mr. Hixon, $393,727 and 18 years.

     The Board of Directors approved on September 25, 2001, the Corporation's entering into agreements with each of Messrs. Prillaman, Tobias and Wolf, providing enhanced pension benefits in exchange for each individual's continued employment with the Corporation for an additional two years. If the individual remains employed with the Corporation through September 30, 2003, he will receive an additional three years of creditable service and his benefit will be based on average annual compensation for the three most highly compensated years, instead of the five most highly compensated years, out of the last ten years of creditable service.


CHANGE-IN-CONTROL ARRANGEMENTS

     In May 1996, the Compensation and Nominating Committee recommended, and the Board of Directors approved, the Corporation's entering into change-in-control agreements ("Agreements") with each of the Named Executive Officers and with certain other key employees. These Agreements, the terms of which were reviewed by outside counsel, were first filed as an exhibit to the Corporation's Report on Form 10-Q for the period ended June 30, 1996, and refiled as an exhibit to the Corporation's 2001 Annual Report on Form 10-K, and provide certain economic protections in the event of an involuntary or other specified Termination (each term with an initial capital letter is defined in the Agreements) of a covered individual during a period of twenty-four months next following a Change in Control of the Corporation. As consideration for these Agreements and to help encourage management continuity, covered individuals agreed not to engage in Competing Employment for a period of (a) three years, in most cases, from the date they execute an Agreement and (b) one year from their Termination Date, if they accept benefits payable or provided under the Agreements.

     These Agreements are terminable by either the Corporation or a covered employee on twenty-four months' notice; however, the term of the prohibition on engaging in Competing Employment is not affected by an Agreement's being terminated.

     Generally, these Agreements provide for (a) severance compensation payments (not continued employment) equal, in the case of each Named Executive Officer, to three times the sum of their Base Pay and Incentive Pay (most other covered employees are entitled to receive a lower multiple of Base Pay and Incentive
Pay); (b) redemption of outstanding Performance Share Units and of outstanding, exercisable options (subject to restrictions, if any, in the case of persons, such as each Named Executive Officer, imposed under Section 16 of the Securities Exchange Act of 1934) and payment of dividend equivalents foregone as a result of the redemption of such options; (c) payment of an amount equal to the present value of the projected value of amounts deferred under the Officers' Deferred Compensation Plan; (d) eligibility for certain Benefits (principally medical, insurance and death benefits) for up to three years following Termination; and
(e) certain additional service credit under the Corporation's retirement plans. The Agreements also provide for payment of any Federal excise tax that may be imposed on payments made pursuant to these Agreements.

     In 2002, the Board of Directors agreed to abide by a stockholder approved proposal that future severance agreements with senior executives that exceed
2.99 times the sum of the executive's base salary plus bonus be approved by stockholders.

                        JOINT COMMITTEE REPORT CONCERNING
               THE 2002 COMPENSATION OF CERTAIN EXECUTIVE OFFICERS

     This Report describes Norfolk Southern Corporation's Executive Officer compensation philosophy, the components of its compensation program and the manner in which 2002 compensation determinations were made for the Corporation's Chairman, President and Chief Executive Officer, David R. Goode, and for the four other officers (collectively, including Mr. Goode, referred to in this report as the "Named Executive Officers") whose 2002 compensation is reported in the Summary Compensation Table of this Proxy Statement.

     The Board's Compensation and Nominating Committee ("C&N Committee") and its Performance-Based Compensation Committee ("PBC Committee") are composed entirely of directors who are not also officers of the Corporation and met, respectively, six times and two times during 2002. Among other things, the C&N Committee is responsible for recommending to the Board the salaries of Executive Officers and administering the Corporation's annual cash incentive plans (the Executive Management Incentive Plan and the Management Incentive Plan) and the NS Stock
Unit Plan. The PBC Committee is responsible for administering the Long-Term Incentive Plan, as amended and last approved by stockholders at their May 2001 Annual Meeting, which authorizes awards of stock options and performance share units and certain other equity-based incentive awards.

     BASE SALARY: While the Board believes that a substantial portion of each Executive Officer's total compensation should be "performance-based," both it and the C&N Committee seek to assure that the base salaries of the Executive Officers are competitive with those earned by individuals in comparable positions.

     Specifically,  the C&N  Committee  compares  Mr.  Goode's  base salary with salaries paid to chief executive officers of other holding companies of Class I railroads (the same companies comprising the S&P Railroad Index included in the Performance Graph) and of other U.S. corporations of comparable size. The base salaries of the other Named Executive Officers--as well as all other Executive Officers of the Corporation--are evaluated, principally by Mr. Goode, relative to survey data of base salaries for comparable positions at a large number of U.S. corporations of comparable size, including but not limited to those included in the S&P 500 Index and S&P 500 Railroad Index; both of these indices are included in the Performance Graph. These data are compiled by the Corporation's Human Resources Department and by an outside compensation consultant. The Committee's general intention is to set the base salaries of the Executive Officers around the 50th percentile of their peers in the respective groups with which they are compared.

     Mr. Goode discusses with the Committee the specific contributions and performance of each of the Executive Officers, including each of the other Named Executive Officers. Based on such evaluations, comparative salary data and each such Executive Officer's performance in light of the length of service in his current position, Mr. Goode makes base salary recommendations which are submitted for Committee and Board approval.

     Mr. Goode makes no recommendation concerning, nor does he play any role in determining, his base salary (or other compensation), which is set by the Board. As noted, the C&N Committee customarily seeks to set the NS Chairman, President and CEO's base salary between the 25th and 50th percentile of the base salaries paid to CEOs of other U.S. corporations of comparable size and competitively (within the mid-range of compensation practice) with those of the chairmen of the other holding companies of Class I railroads. Mr. Goode's base salary in 2002 was between the 25th and the 50th percentile.

     Mr. Goode received a base salary increase in August 2002, his first salary increase since 1999. This decision, not tied to or based on the application of any specific formula, reflected the Board's assessment of the Corporation's performance in 2001 and year-to-date 2002, including its total operating revenues and net income, and market analysis considerations. The base salaries of each of the other Named Executive Officers were increased in 2002, based on their performance and market analyses.

     EXECUTIVE MANAGEMENT INCENTIVE PLAN ("EMIP"): The Corporation's EMIP is designed and administered to ensure that a significant portion of each Executive Officer's total annual cash compensation is based on the Corporation's annual financial performance. Awards to Executive Officers including Named Executive Officers, and to participants in the Corporation's Management Incentive Plan (MIP) are paid, if at all, based on the Corporation's performance relative to two pre-determined criteria: operating ratio for the year and pre-tax net income; the performance standards relative to these two criteria are established by the C&N Committee not later than the end of the first month of each incentive year.

     It is the C&N Committee's philosophy that, to the extent the Corporation achieves EMIP goals, the total of each Executive Officer's base salary and EMIP award should become increasingly competitive with the total annual cash compensation paid by comparable organizations. In years in which those goals are not realized, the Executive Officers will receive less or no incentive pay.

     Specifically, incentive pay opportunities for Mr. Goode are determined annually by the C&N Committee by comparing Mr. Goode's total annual cash compensation with that paid to the chief executive officers of all other holding companies of Class I railroads (the same companies comprising the S&P Railroad Index included in the Stock Performance Graph) and of other U.S. corporations of comparable size. Incentive pay opportunities for the other Executive Officers are determined annually by the C&N Committee based on its review of the annual cash compensation of comparable positions at companies of comparable size, including but not limited to those identified in the Stock Performance Graph.

     Using those criteria, in November of 2001 the C&N Committee set Mr. Goode's target 2002 incentive opportunity at 150% of his 2002 base salary, Mr. Prillaman's, Mr. Tobias' and Mr. Wolf's at 100% of their 2002 base salary and Mr. Hixon's at 85% of his 2002 base salary. At the same time, the C&N Committee raised the performance standards for both operating ratio and pre-tax net income. Actual payments, if any, are based on the extent to which established performance standards are achieved.

     For 2002, Mr. Goode and all other Executive Officers earned EMIP awards and each of the other officers and key employees earned EMIP or MIP awards, as applicable, equal in the case of each such individual to 60.7% of that individual's target incentive opportunity.

     NS STOCK UNIT PLAN ("PLAN"): The Board adopted the NS Stock Unit Plan in July 2001 to provide for the grant of stock units whose value is measured by the fair market value of the Corporation's common stock and which is payable in cash upon satisfaction of applicable restrictions. In July 2001, the C&N Committee granted awards under the Plan to Mr. Goode and each of the other Executive Officers. The 2001 NS Stock Unit awards were subject to a one-year performance period, and the C&N Committee could adjust the awards at any time during the performance period to increase or decrease the award based on the performance of the Corporation or on the individual's performance. The Committee evaluated the awards in July 2002 based on the improvement in NS' operating ratio (3.42 percent) and free cash flow ($683 million) during the performance period. Based on the improvement in both measures, the Committee did not make any adjustments. Accordingly, the 2001

     NS Stock Unit awards were paid in full in July 2002 upon expiration of the twelve month performance period, and these awards are included as an element of total 2002 cash compensation for Mr. Goode and the other Named Executive Officers.

     As a result, total 2002 cash compensation--2002 base salary and NS Stock Unit awards and 2002 EMIP awards paid in 2003--earned by Mr. Goode was positioned at approximately the 58th percentile. No NS Stock Unit awards were made during 2002.

     LONG-TERM INCENTIVE PLAN ("LTIP"): The Board and the PBC Committee believe that a substantial component of each Executive Officer's total direct compensation should be based on and reflect the Corporation's efficient use of assets, its profitability and the total returns (stock price appreciation and dividends) to its stockholders. This objective is supported through the making of annual grants of stock options and performance share units to each of the Corporation's Executive Officers, including each of the Named Executive Officers.

     These LTIP arrangements are intended to ensure that the longer-term financial interests of the Executive Officers are directly aligned with those of the Corporation's stockholders and to provide the Executive Officers with the opportunity to acquire a meaningful beneficial stock ownership position in the Corporation.

     In determining LTIP awards, the size of prior grants is analyzed within a current total direct compensation framework predicated on a review of both the long-term awards and the total compensation (base salary, short-and long-term awards) of comparable positions in U.S. companies of comparable size. The mix of options and performance share units may vary from year to year to reflect the relative expected value of each type of award and certain other considerations. The number of stock options and performance share units granted in any year is determined so as to place the total compensation of Mr. Goode and the Executive Officers, when corporate performance warrants, around or above the 75th percentile of total direct compensation for their respective peer groups.

     At its January 2002 meeting, the PBC Committee granted stock options to each of the Executive Officers, including each of the Named Executive Officers, and to other officers and key employees at an exercise price equal to the fair market value of the shares on the date of grant. These options are exercisable during a ten-year period following the date of grant, after a one-year vesting period has elapsed.

     For all stock options granted in 2002 to the Executive Officers, for the first five (5) years following the date stock options are granted, the Corporation pays in cash to each Executive Officer dividend equivalents on unexercised options equal to the dividend paid on the Corporation's Common Stock.

     At the same January 2002 meeting, the PBC Committee granted performance share units which provide the Executive Officers, including each of the Named Executive Officers, and other recipients the opportunity to earn awards (that will be paid either in cash or in shares of the Corporation's Common Stock, or in some combination thereof) during the first quarter of 2005. The number of performance share units actually payable to recipients is based on criteria specified in LTIP, last approved by stockholders at their May 2001 Annual Meeting--specifically, the Corporation's three-year (I.E., 2002-2004) average Return on Average Capital Invested, three-year average Operating Ratio and three-year Total Stockholder Return, evaluated relative to performance measures established by the PBC Committee and set out in the schedules below. One-third of the performance share units granted in 2002 are available to be earned based on each of the three performance criteria.


     --------------------------------      --------------------------------
             2002-2004 CYCLE                       2002-2004 CYCLE
                  TOTAL                       RETURN ON AVERAGE CAPITAL
            STOCKHOLDER RETURN                    INVESTED ("ROACI")
           ("TSR") VS. S&P 500             --------------------------------
     --------------------------------                        PERCENTAGE OF
                       PERCENTAGE OF        THREE-YEAR        PERFORMANCE
      THREE-YEAR        PERFORMANCE          AVERAGE          SHARE UNITS
      AVERAGE TSR       SHARE UNITS           ROACI           EARNED OUT
      VS. S&P 500       EARNED OUT          17 and above%        100%
     --------------------------------       16%                   90%
      90th percentile                       15%                   80%
        and above          100%             14%                   70%
      80th                  90%             13%                   60%
      70th                  85%             12%                   50%
      60th                  80%             11%                   40%
      50th                  75%             10%                   30%
      40th                  50%             9%                    20%
      30th                  30%             8%                    10%
      25th and below         0%             Below 8%               0%
     --------------------------------      --------------------------------


                        --------------------------------
                                2002-2004 CYCLE
                            OPERATING RATIO ("OpR")
                        --------------------------------
                                          PERCENTAGE OF
                         THREE-YEAR        PERFORMANCE
                         NS AVERAGE        SHARE UNITS
                            OPR            EARNED OUT
                         75% or below         100%
                         80%                   75%
                         85%                   50%
                         90%                   25%
                         Above 90%              0%
                        --------------------------------

     For 2002, Mr. Goode was granted options (including 4,446 incentive stock options that may receive capital gains treatment) on 650,000 shares of common stock and the opportunity to earn up to 125,000 performance shares; the other four Named Executive Officers as a group were awarded options (including in the case of each such officer, 4,446 incentive stock options that may receive capital gains treatment) on a total of 700,000 shares of common stock and the opportunity to earn up to 135,000 performance shares.

     In summary, the C&N Committee and the PBC Committee believe that the compensation program for Executive Officers, including the Named Executive Officers, is designed to offer opportunities competitive with those of similar positions at comparable American corporations. More importantly, these Committees believe each Executive Officer's compensation has been appropriately structured and administered so that a substantial component of total compensation is dependent upon, and directly related to, the Corporation's efficient use of assets, its profitability and the total returns to its stockholders.

     Section 162(m) of the Internal Revenue Code limits to $1 million the corporate federal income tax deduction for certain "non-performance based" compensation paid in a year to any of the Corporation's Executive Officers. Each Committee has carefully considered the Corporation's executive compensation program in light of the applicable tax rules. Accordingly, the Corporation amended the Long-Term Incentive Plan in 1995 with stockholder approval to permit the grant of stock options that meet the requirements of Section 162(m), and stockholders last approved the Plan in 2001. However, each Committee believes that tax-deductibility is but one factor to be considered in fashioning an appropriate compensation package for executives. As a result, each Committee reserves and will exercise its discretion in this area so as to serve the best interests of the Corporation and its stockholders.

          Compensation and                     Performance-Based
          Nominating Committee                 Compensation Committee

          Gene R. Carter, CHAIRMAN             Gene R. Carter, CHAIRMAN
          Landon Hilliard, MEMBER              Jane Margaret O'Brien, MEMBER
          Jane Margaret O'Brien, MEMBER        Harold W. Pote, MEMBER
          Harold W. Pote, MEMBER

                               PERFORMANCE GRAPH*

     Set forth below is a line graph comparing the yearly percentage change in the cumulative total stockholder return on the Corporation's Common Stock, the cumulative total return of the S&P Composite-500 Stock Price Index and the S&P Railroad Stock Price Index for the five-year period commencing December 31, 1997, and ending December 31, 2002. These data are furnished by Bloomberg Financial Markets.


        [The table below represents a line chart in the printed report.]

                   Norfolk          S&P           S&P
                   Southern         Railroad      500
                   Corporation      Index         Index
                   -----------      --------      -----
Dec. 97              100            100           100
Dec. 98              106.52          91.71        128.34
Dec. 99               71.6           77.55        155.14
Dec. 00               49.29          83.51        141.13
Dec-2001              68.76          98.55        124.4
Dec-2002              75.96          97.38         97.08


----------
     *Assumes that the value of the investment in the Corporation's Common Stock and each index was $100 on December 31, 1997, and that all dividends were reinvested.

                              STOCKHOLDER PROPOSALS

     Stockholders are entitled to submit proposals on matters appropriate for stockholder action consistent with regulations of the Securities and Exchange Commission and with the Corporation's Bylaws. Any such proposal for the 2004 Annual Meeting of Stockholders must comply with applicable regulations and be RECEIVED by the Corporate Secretary, Norfolk Southern Corporation, Three Commercial Place, Norfolk, Virginia 23510-9219, as follows:

     to be eligible for inclusion in the Corporation's proxy statement and form of proxy, it must be received no later than November 18, 2003; or to be eligible to be presented from the floor for vote at the meeting (but not intended for inclusion in the Corporation's proxy materials), it must be received during the period that begins November 30, 2003, and ends February 8, 2004.

                                        By order of the Board of Directors,
                                                 DEZORA M. MARTIN,
                                               CORPORATE SECRETARY.

                                   APPENDIX A

                          NORFOLK SOUTHERN CORPORATION


CHARTER
OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS

                          COMMITTEE'S ROLE AND PURPOSE
                          ----------------------------


The Audit Committee (Committee) is a standing committee, the chair and members of which are appointed annually by the Board of Directors not later than at its Organizational Meeting. The Committee meets a minimum of four times per year, establishes its own procedures (including designating a chair, if necessary) and acts by majority vote when at least a quorum is present. In general, the Committee's function is to assist the Board in discharging fully its statutory and fiduciary responsibilities with respect to oversight of the Corporation's financial statements and reports, internal controls and related matters. The Committee also facilitates communication among the Board, the independent auditors, the Corporation's financial and senior management and its Internal Audit Department.

While the Committee has oversight responsibilities and powers as set forth in this Charter, it is not the responsibility of the Committee to prepare the Corporation's financial statements or to plan or conduct audits to determine if such statements are complete, accurate and in accordance with Generally Accepted Accounting Principles (GAAP). This is the responsibility of Management and the independent auditors. Management also is responsible for compliance with applicable laws, regulations, internal controls and procedures, and with the Corporation's disclosure controls and procedures, internal operating and compliance policies, and codes of conduct and ethics.

Accordingly, the Committee's purpose includes, without limitation:

     (a)  Assisting board oversight of the:

          o accuracy and integrity of the Corporation's financial statements and periodic financial reports, and

          o    the   Corporation's   compliance   with   legal  and   regulatory
               requirements;

     (b) Direct responsibility for the engagement of independent auditors based on an assessment of their qualifications and independence;

     (c) Evaluation of the performance of the independent auditors and internal audit function; and

     (d) Preparation of the "Audit Committee Report" required by SEC rules to be included in the Corporation's annual proxy statement.

                              COMMITTEE MEMBERSHIP
                              --------------------

The Board's policy requires that the Committee must consist of no fewer than three directors, each of whom satisfies all requirements, applicable at the time, of the Securities and Exchange Commission (SEC) and of the New York Stock Exchange (NYSE). No member may be a serving executive officer of the Corporation. Each member must be free of any relationship that would interfere with the exercise of her or his independent judgment and must meet the Board's definition of "independence" and "financial literacy," and at least one member must have accounting or related financial management expertise. Additionally, if a Committee member serves on the audit committee of more than three public companies, the Committee and the Board must determine that such simultaneous service does not impair the ability of such member to effectively serve on the Corporation's Audit Committee. The Committee seeks to maintain at least one member who is an "audit committee financial expert" as defined by the SEC. Committee members shall accept directors' fees as their sole form of compensation from the Corporation.

             PRINCIPAL COMMITTEE DUTIES, RESPONSIBILITIES AND POWERS
             -------------------------------------------------------

The Committee will have the full cooperation of Management, including unrestricted access, in the Committee's sole discretion, to personnel, books and records, and shall have all the resources it deems necessary. The Committee shall have sole power and authority to engage and evaluate the independent auditors and other outside counsel and experts. The Corporation shall provide funding, as determined by the Committee, for payment of such auditors or advisors.

Among the Committee's principal duties and responsibilities, which it discharges as a fiduciary, are the following:

     (1) OVERSEE THE SERVICES, ACTIVITIES AND INDEPENDENCE OF THE CORPORATION'S INDEPENDENT AUDITORS. To carry out this responsibility, to the extent
          (a) required by law or by applicable rules or regulations of the SEC, NYSE, Financial Accounting Standards Board (FASB) or other body with jurisdiction, or (b) the Committee determines is appropriate, the
          Committee:

          o has sole authority to engage, evaluate and, if necessary, replace the independent auditors (subject to shareholder ratification, as applicable);

          o will pre-approve all audit and non-audit services of the independent auditors; review the annual audit plan (including scope, staffing, reliance on Management and general audit approach); approve estimates of and final fees for such services; and evaluate the extent to which the provision of services is consistent with auditor independence;

          o annually, obtain and review a report from the independent auditors describing: the firm's internal quality-control procedures; any material issues raised by the most recent internal quality review, or peer review, of the firm, or by any inquiry or investigation of governmental or professional authorities, within the preceding five years, respecting any audit carried out by the firm, and any steps taken to deal with any such issues; all relationships between the independent auditors and the Corporation;

          o annually, review and discuss with the independent auditors all matters required at the time by (a) Statement on Auditing Standards (SAS) No. 61 and (b) the written disclosures required by the Independent Standards Board Standard No. 1 (as either may be amended, supplemented or superseded) regarding the auditors' independence;

          o prior to the filing of the Corporation's quarterly and annual financial statements and reports with the SEC, or any other public release thereof, either acting through the Chair alone or as a Committee, review key issues presented by such statements and reports with the independent auditors (for quarterly information, as required by SAS No. 100 (formerly SAS No. 71), as it may be amended, supplemented or superseded), including significant findings prepared by the independent auditors regarding applicability of accounting principles and practices, the adequacy of internal control over financial reporting and disclosure controls and procedures, and receive the independent auditors' review letter or audit opinion, as applicable, on such statements and reports;

          o quarterly, meet with the independent auditors to review those matters required at the time by SAS No. 61 (as may be amended, supplemented or superseded), including all critical accounting policies and practices, all alternative treatments of financial information and disclosures within GAAP that have been discussed with Management, and the ramifications of such alternative disclosures and treatments, the disclosure or treatment preferred by the auditors, and other material written communications between the independent auditors and Management;

          o    periodically,  meet  privately with the  independent  auditors to review any audit problems, difficulties, significant disagreements with Management regarding financial statement presentation or content, and Management's response, and determine whether the independent auditors have been subject, either directly or indirectly, to any action to fraudulently influence, coerce, manipulate or mislead the auditors;

          o will set clear hiring policies for employees or former employees of the independent auditors;

     (2) OVERSEE THE ACTIVITIES OF MANAGEMENT IN ITS PREPARATION OF THE CORPORATION'S FINANCIAL STATEMENTS AND RELATED FINANCIAL DISCLOSURES. To carry out this responsibility, to the extent it deems appropriate, the Committee will:

          o prior to the filing of the Corporation's quarterly and annual financial statements and reports with the SEC, or any other public release thereof, either acting through the Chair alone or as a Committee, review key issues presented by such statements and reports with Management, including: (1) disclosures, (2) MD&A, (3) the adequacy of internal control over financial reporting and disclosure controls and procedures, and (4) other information that could significantly affect the quality of such statements and reports;

          o quarterly, review and discuss with Management all critical accounting policies and estimates identified by Management;

          o quarterly, review the existence and substance of significant accruals, reserves or other financial reporting judgments that, in the opinion of Management or the independent auditors, had or may have a material impact on the financial statements, and any significant changes in accounting and financial reporting standards proposed by the SEC, NYSE, FASB, or other body having regulatory jurisdiction;

          o discuss earnings press releases, as well as any financial information and earnings guidance provided to analysts and rating agencies;

          o    quarterly,   discuss   CEO   and   CFO   certifications   of  the
               Corporation's financial statements and reports;

          o annually, receive and review the Report of Management, assessing the effectiveness of internal control over financial reporting and reporting on updates to the Compendium of Internal Controls;

     (3) PERIODICALLY REVIEW WITH MANAGEMENT THE AREAS OF GREATEST RISK TO THE OPERATIONS AND FINANCIAL RESULTS OF THE CORPORATION, such as safety of operations, environmental regulations, major pending litigation, matters pertaining to financing costs and credit ratings, tax issues, any other major financial risks and exposures and the steps Management has taken or intends to take to manage and control such risks. The Committee will, to the extent it considers appropriate:

          o periodically meet with Management to review such areas of risk and discuss steps to govern the process by which risk assessment and management is undertaken by Management;

          o oversee activities of the internal audit function including staffing, training, budget, audit planning and charter, review significant issues raised by its periodic reports, and Management's responses, review its responsibilities, authorities and reporting relationships, and assure the continuing independence and objectivity of the internal auditors;

          o approve decisions regarding the appointment or removal of the chief audit executive;

          o periodically, meet privately with the chief audit executive to discuss any matters that require confidential and/or discreet discussion, review and/or handling;

          o review with the chief legal officer and other appropriate Management, legal and regulatory matters that may have a material impact on the financial statements and the scope and effectiveness of its compliance policies;

          o review, as necessary, with the chief audit executive and other members of Management as appropriate, the procedures established for the receipt, retention, and treatment of complaints received, including confidential, anonymous submissions by employees, or others, of concerns regarding questionable accounting or auditing matters, and significant cases of alleged employee conflict of interest, ethical violations, misconduct, or fraud, the volume and nature of calls to the "Internal Audit Hotline" and other matters similar in nature; and

          o    receive  annually  the  results  of  internal  audit  reviews  of
               officers'    expense     accounts/perquisites     and    employee
               conflict-of-interest questionnaires.

     (4) APPROPRIATELY RECORD DELIBERATIONS AND DECISIONS OF THE COMMITTEE AND REGULARLY REPORT TO THE BOARD THE COMMITTEE'S ACTIVITIES AND CONCLUSIONS WITH RESPECT TO THE PRINCIPAL MATTERS IT HAS CONSIDERED and such other items as the Board may request, including (a) the Committee's review and discussion of the quarterly and annual audited financial statements with Management and the independent auditor and its recommendation that the Corporation's audited financial statements be included in the annual Form 10-K filing with the SEC; (b) any mandatory report that the Committee has approved for inclusion in a proxy statement of the Corporation or mandatory affirmation regarding the independence and qualifications of members of the Committee; (c) its assessments and conclusions concerning the Committee's annual review and evaluation of the adequacy of this Charter; and (d) its assessments and conclusions concerning the Committee's annual performance evaluation.

[Graphic Omitted]

             -------------------------------------------------------

                      TWO MORE WAYS TO VOTE YOUR PROXY
                          VOTE BY TELEPHONE OR INTERNET
                         24 HOURS A DAY -- 7 DAYS A WEEK
               SAVE YOUR COMPANY MONEY -- IT'S FAST AND CONVENIENT

             -------------------------------------------------------


                TELEPHONE                                      INTERNET                                        MAIL
                ---------                                      --------                                        ----
             1-866-874-4879                       https://www.proxyvotenow.com/nsc
o  Use any touch-tone telephone.               o  Go to the website address shown             o Mark, sign and date your Proxy
o  Have your Proxy Card in hand.                  above.                                        Card.
o  Enter the Control Number located in         o  Have your Proxy Card in hand.               o Detach card from this Form.
   the box below.                         OR   o  Enter the Control Number located in    OR   o Return the card in the postage-paid
o  Follow the simple recorded                     the box below.                                envelope provided.
   instructions.                               o  Follow the simple instructions.





Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner and to the same extent as if you marked, signed and returned the proxy card. IF YOU HAVE SUBMITTED YOUR PROXY BY TELEPHONE OR THE INTERNET, THERE IS NO NEED FOR YOU TO MAIL BACK YOUR PROXY.


                                                 -------------------------------

                                                       CONTROL NUMBER FOR
                                                    TELEPHONE/INTERNET VOTING
                                                 -------------------------------


    1-866-874-4879
CALL TOLL-FREE TO VOTE

    o DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET o
--------------------------------------------------------------------------------
 -------     X

 ------- VOTES MUST BE INDICATED
         (X) IN BLACK OR BLUE INK.

                           MANAGEMENT RECOMMENDS A VOTE FOR THE FOLLOWING ITEMS:

1. ELECTION OF DIRECTORS:
   Nominees: 1.  David R. Goode                                                   FOR     AGAINST   ABSTAIN
             2.  Steven F. Leer, and       2. Ratification of the appointment of  [ ]       [ ]       [ ]
             3.  Harold W. Pote               KPMG LLP, independent public
                                              accountants, as auditors.

FOR                WITHHOLD
ALL   [ ]          FOR ALL    [ ]    Exceptions*    [ ]

Exceptions
          ----------------------------------------------

*(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR INDIVIDUAL NOMINEE(S), MARK THE "EXCEPTIONS" BOX AND WRITE THE NAME(S) ON THE FOLLOWING BLANK LINE; PROXY WILL BE VOTED FOR REMAINING NOMINEES.)

         MANAGEMENT RECOMMENDS A VOTE AGAINST THE FOLLOWING PROPOSAL IF
                   PROPERLY PRESENTED AT THE ANNUAL MEETING:

3. Stockholder proposal                FOR     AGAINST      ABSTAIN
   concerning declassification         [ ]       [ ]          [ ]
   of the Board of Directors.

IN ADDITION, IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

 ----
|
|
                             | Please sign exactly as the name appears hereon.
                             | If  stock  is  held in  names of  joint owners,
                         ----  both should sign.
                               -----------------------------------------------
                               Date | Share Owner sign here | Co-Owner sign here
                                -----------------------------------------------
 Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.

                           o DETACH PROXY CARD HERE o
--------------------------------------------------------------------------------


                          NORFOLK SOUTHERN CORPORATION                    ----
              THREE COMMERCIAL PLACE, NORFOLK, VIRGINIA 23510-2191            |
                                                                              |
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Gerald L. Baliles,  Landon Hilliard or Gene
R. Carter, and each or any of them, proxy for the undersigned, with full power of substitution, to vote with the same force and effect as the undersigned at the Annual Meeting of Stockholders of Norfolk Southern Corporation to be held at Pan American Life Conference Center, 601 Poydras Street, New Orleans, Louisiana, on Thursday, May 8, 2003, and at any adjournments, postponements or reschedulings thereof, upon the matters more fully set forth in the Proxy Statement, dated March 17, 2003, and to transact such other business as properly may come before such meeting(s).

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED ON THE OTHER SIDE BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS, RATIFICATION OF KPMG AS AUDITORS AND TRANSACTION OF OTHER BUSINESS, AND AGAINST THE LISTED STOCKHOLDER PROPOSAL.

        (Continued, and to be MARKED, DATED AND SIGNED on the other side)



                          NORFOLK SOUTHERN CORPORATION
                          P. O. BOX 11145
                          NEW YORK, N. Y. 10203-0145


To change your address, please mark this box  [ ]